Exhibit 99.1

PRESS RELEASE

Contacts:

Patrick L. Alexander

President and Chief Executive Officer

Mark A. Herpich

Chief Financial Officer

(785) 565-2000

FOR IMMEDIATE RELEASE

May 2, 2008

Landmark Bancorp, Inc. Announces Earnings for the Quarter Ended March 31, 2008 and Declares a Cash Dividend

(Manhattan, KS, May 2, 2008) Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company based in Manhattan, Kansas, reported diluted earnings per share for the quarter ended March 31, 2008 of $0.45 versus $0.50 for the quarter ended March 31, 2007.  Net earnings for the quarter ended March 31, 2008 were $1.1 million, a decrease of $178,000 as compared to the quarter ended March 31, 2007.  Additionally, the Board of Directors declared a cash dividend of 19 cents per share, which will be paid on May 26, 2008 to stockholders of record as of May 15, 2008.

Patrick L. Alexander, President and Chief Executive Officer, commented, “Our financial results for the first quarter of 2008 declined from 2007 primarily due to a $535,000 increase in our provision for loan losses.  Offsetting the higher provision was a $246,000 gain on the prepayment of a $10 million FHLB advance and a $161,000 increase in gains on sale of loans compared to the first quarter of 2007.  We continue to experience growth in our commercial and commercial real estate loan portfolios which led to a collective increase of $7.4 million in outstanding loan balances in these categories at March 31, 2008 as compared to December 31, 2007.  This increase helped to offset a $5.8 million decrease in one-to-four family residential loans over the same period, as we continue our strategy of increasing the proportion of commercial and commercial real estate loans in our portfolio.  This transition of our loan mix away from a heavier dependence upon one-to-four family residential loans has helped to reduce interest rate risk and improve the diversification of our loan portfolio.  However, competitive deposit pricing pressures are not allowing us to decrease our cost of deposits in line with our decrease in loan rates, in a market that has seen a dramatic decline in benchmark interest rates this past quarter as the Federal Reserve Bank has responded to a series of market crises and disruptions within the credit markets.  This has caused our net interest margin, on a tax equivalent basis, to decline to 3.47% for the first quarter of 2008 from 3.59% for the first quarter of 2007.”

Alexander further commented, “We increased our provision for loan losses to $600,000 during the first quarter of 2008, due to the rapidly deteriorating conditions in the credit markets that unfolded dramatically in the first three months of the year, despite the fact that our levels of non-accrual and past due loans declined over the past three months.  In particular, we felt that the continued slowdown in the economy, as evidenced by deteriorating U.S. economic indicators, coupled with declining residential real estate prices, higher energy and food costs, and ebbing consumer confidence, dramatically increased the external risk environment within which we operate.  These risk factors are further exemplified by the Federal Open Market Committee taking the bold actions to reduce the fed funds target rate by 200 basis points during the first three months of 2008 and invoking emergency powers at its disposal in an effort to calm the credit markets.  We feel that there is significant risk present in the market place as the market works through the economic events of the past several months.  While we have not been completely immune to adverse market trends in the residential real estate market and the economy as a whole, we are pleased to note that we have always focused on originating residential real estate loans that conform to secondary market standards.  We feel confident that our loan portfolio, coupled with the provision for loan losses, positions us well to deal with our economic uncertainties we face as we go forward in this challenging environment.  We will continue to monitor economic events closely along with the performance of our loan portfolio and take the necessary steps required to address any issues that may arise.”

Net interest income for the first quarter of 2008 decreased $38,000 to $4.5 million as compared to the first quarter of 2007.  On a tax equivalent basis, the net interest income for the first quarter of 2008 compared to the first quarter of 2007 declined by only $2,000.  Our net interest margin, on a tax equivalent basis, declined to 3.47% from 3.59% for the quarters ended March 31, 2008 and 2007, respectively.  This decline in net interest income was due primarily to the decreases in our yields on interest earning assets outpacing the decreases in our cost of funding.  Offsetting some of the pricing pressure was additional interest income associated with the collection of previously non-accrual loans during the first quarter of 2008.  The provision for loan losses increased $535,000, to $600,000, during the first quarter of 2008.  As described above, this increase was primarily from the deteriorating U.S. economic conditions experienced in the first quarter of 2008, as compared to both first and fourth quarters of 2007.   Total non-interest income increased to $1.8 million for the first quarter of 2008 from $1.3 million for the first quarter of 2007.  The increase was primarily attributable to a $246,000 gain on the prepayment of a FHLB advance and an increase of $161,000 in gains on sale of loans, as compared to 2007.  The increased gains on sale of loans was driven by higher origination volumes of residential real estate loans that were sold in the secondary market.  Total non-interest expense for the quarter increased $132,000 compared to the first quarter of 2007.  The effective tax rate was 23.1% for the first quarter of 2008 as compared to 22.5% for the same period of 2007.

Landmark Bancorp’s total assets increased to $608.4 million at March 31, 2008, compared to $606.5 million at December 31, 2007.  Net loans were $378.8 million at March 31, 2008, compared to $376.2 million at December 31, 2007.  At March 31, 2008, the allowance for loan losses was $3.3 million, or 0.9% of gross loans outstanding, compared to $4.2 million, or 1.1% of gross loans outstanding at December 31, 2007.  Loans past due more than a month totaled $7.6 million at March 31, 2008, compared to $11.9 million at December 31, 2007.  Loans past due more than a month, and still accruing interest at March 31, 2008, totaled $2.8 million.  At March 31, 2008, $5.2 million in loans were on non-accrual status, or 1.4% of net loans, compared to a balance of $10.0 million in loans on non-accrual status, or 2.7% of net loans, at December 31, 2007.  The decrease in non-accrual loans was primarily the result of the collection of the outstanding balances on two loan relationships totaling $3.0 million and increasing our net loan charge-offs during the first quarter of 2008.  Net loan charge-offs for the quarter ended March 31, 2008 were $1.5 million compared to $42,000 for the comparable period of 2007.  While the charge-offs increased during the first quarter of 2008, substantially all had a specific loss reserve allocation at December 31, 2007.  The increased charge-offs were primarily related to three loan relationships, with impaired collateral, on which we had exhausted our collection attempts.

Landmark Bancorp, Inc. is the holding company for Landmark National Bank.  Landmark National Bank has branches in Manhattan (2), Auburn, Dodge City (2), Fort Scott, Garden City, Great Bend (2), Hoisington, Junction City, LaCrosse, Lawrence, Louisburg, Osage City, Osawatomie, Paola, Topeka (2) and Wamego, Kansas.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning our general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of our assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected outcomes of existing or new litigation; and (x) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning Landmark Bancorp, Inc. and its business, including additional factors that could materially affect the Company’s financial results, is included in our filings with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	March 31, 2008	December 31, 2007	March 31, 2007
ASSETS:
Cash and cash equivalents	$12,568,070	$14,739,148	$14,487,933
Investment securities	164,356,062	164,724,181	156,318,239
Loans, net (1)	378,753,777	376,156,608	383,030,448
Loans held for sale	2,761,368	1,723,687	1,967,471
Premises and equipment, net	14,349,803	14,259,172	13,632,345
Goodwill	12,894,167	12,894,167	13,009,167
Other intangible assets, net	2,952,959	3,144,001	3,805,612
Bank owned life insurance	11,750,267	11,634,535	11,262,001
Other assets	8,007,989	7,179,224	7,799,876
TOTAL ASSETS	$608,394,462	$606,454,723	$605,313,092

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Deposits	$447,276,346	$452,652,306	$457,507,193
Other borrowings	100,155,077	93,088,079	90,183,952
Other liabilities	10,169,714	8,418,200	7,481,710
Total liabilities	557,601,137	554,158,585	555,172,855
Stockholders’ equity	50,793,325	52,296,138	50,140,237
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$608,394,462	$606,454,723	$605,313,092

(1)          Loans receivable are presented after adjustments for undisbursed loan funds, unearned fees and discounts and the allowance for loan losses.

The allowance for loan losses was $3,287,904, $4,171,667 and $4,075,103 at March 31, 2008, December 31, 2007 and March 31, 2007, respectively.

NONPERFORMING ASSETS (unaudited):

	March 31, 2008	December 31, 2007	March 31, 2007
Total non-accrual loans	$5,156,479	$10,037,022	$3,356,026
Accruing loans over 90 days past due	—	—	—
Real estate owned	1,201,490	491,722	550,733
Total nonperforming assets	$6,357,969	$10,528,744	$3,906,759

Total nonperforming loans to total loans, net	1.4%	2.7%	0.9%
Total nonperforming assets to total assets	1.0%	1.7%	0.6%

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Three months ended March 31,
	2008	2007
Interest income:
Loans	$6,657,265	$7,136,282
Investment securities	1,818,998	1,679,279
Other	17,743	15,171
Total interest income	8,494,006	8,830,732

Interest expense:
Deposits	3,121,309	3,250,165
Borrowed funds	911,263	1,081,367
Total interest expense	4,032,572	4,331,532

Net interest income	4,461,434	4,499,200
Provision for loan losses	600,000	65,000

Net interest income after provision for loan losses	3,861,434	4,434,200

Non-interest income:
Fees and service charges	966,977	901,131
Gains on sale of loans	344,407	183,292
Gain on prepayment of FHLB borrowings	246,033	—
Bank owned life insurance income	116,090	115,824
Other	141,770	128,622
Total non-interest income	1,815,277	1,328,869
Non-interest expense:
Compensation and benefits	2,128,040	2,043,235
Occupancy and equipment	761,001	698,969
Amortization of intangibles	204,736	233,909
Data processing	197,190	203,320
Professional fees	111,265	117,907
Advertising	88,027	108,888
Other	799,193	751,165
Total non-interest expense	4,289,452	4,157,393
Earnings before income taxes	1,387,259	1,605,676
Income tax expense	320,745	361,056
Net earnings	$1,066,514	$1,244,620

Net earnings per share (2)
Basic	$0.45	$0.51
Diluted	0.45	0.50

Book value per share (2)	$21.07	$20.46

Shares outstanding at end of period	2,411,007	2,450,075

Weighted average common shares outstanding - basic	2,353,198	2,452,528
Weighted average common shares outstanding - diluted	2,366,070	2,471,622

(2)          Net earnings per share and book value per share at or for the periods ended March 31, 2007 have been adjusted to give effect to the 5% stock dividend paid during December 2007.

OTHER DATA (unaudited):

	Three months ended March 31,
	2008	2007

Return on average assets (3)	0.70%	0.85%
Return on average equity (3)	8.26%	10.33%
Equity to total assets	8.35%	8.28%
Net interest margin (3) (4)	3.47%	3.59%

(3)   Information for the three months ended March 31 is annualized.

(4)   Net interest margin is presented on a full taxable equivalent basis, using a 34% federal tax rate.